Exhibit 5.1

June 6, 2017

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, NJ 07417-1880

Ladies and Gentlemen:

I am Senior Vice President, Corporate Secretary and Associate General Counsel of Becton, Dickinson and Company, a New Jersey corporation (the “Company”), and have been requested to furnish this opinion in connection with the Registration Statement on Form S-3 (Registration No. 333-206020) and Post-Effective Amendment No. 1 thereto (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of its (i) 2.133% Notes due 2019 in an aggregate principal amount of $725,000,000, (ii) 2.404% Notes due 2020 in an aggregate principal amount of $1,000,000,000, (iii) 2.894% Notes due 2022 in an aggregate principal amount of $1,800,000,000, (iv) Floating Rate Notes due 2022 in an aggregate principal amount of $500,000,000, (v) 3.363% Notes due 2024 in an aggregate principal amount of $1,750,000,000, (vi) 3.700% Notes due 2027 in an aggregate principal amount of $2,400,000,000 and (vii) 4.669% Notes due 2047 in an aggregate principal amount of $1,500,000,000 (collectively referred to herein as the “Notes”). The Notes are being offered and sold pursuant to a Prospectus, dated May 8, 2017, as supplemented by the Prospectus Supplement, dated May 22, 2017 (together, the “Prospectus”), filed with the Commission on May 22, 2017 pursuant to Rule 424(b)(2) under the Act, and an Underwriting Agreement, dated May 22, 2017 (the “Underwriting Agreement”), between the Company and the representatives of the several underwriters named therein.

In connection with the furnishing of this opinion, I have examined (a) copies of the Registration Statement and of the Prospectus, and (b) a copy of the Indenture, dated as of March 1, 1997, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to JP Morgan Chase Bank), as Trustee (the “Indenture”).

I also have examined such corporate records of the Company, such agreements and instruments, such certificates of public officials, such certificates of other officers of the Company and other persons, such questions of law and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

In such examination, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, I am of the opinion that:

(i)
The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus.

(ii)	The Underwriting Agreement, the Indenture and the Notes have been duly authorized, executed and delivered by the Company.

(iii)
The issue and sale of the Notes and the compliance by the Company with all of the provisions of the Notes and the Indenture, and the consummation of the transactions therein contemplated, will not conflict with or result in a breach or violation of any statute or any order, rule or regulation known to me of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties.

I am a member of the Bar of the State of New Jersey. The foregoing opinion is limited to the laws of the State of New Jersey and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on June 6, 2017. In addition, I consent to the reference to me under the caption “Validity of Notes” in the Prospectus.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,

/s/ Gary DeFazio
Gary DeFazio
Senior Vice President, Corporate Secretary and Associate General Counsel